EXHIBIT F


Investment Banking Division
PaineWebber Incorporated, 19th Floor
1285 Avenue of the Americas
New York, NY  10019
212 713-2000



                                                                PAINEWEBBER

CONFIDENTIAL
------------

May 22, 2000

California Investment Fund, LLC
550 West C Street, Suite 1000
San Diego, CA  92101
Attention:  Nick Spriggs


Ladies and Gentlemen:

This letter is a formal request that all interested parties submit their merger or acquisition proposals in connection with Dynex Capital, Inc. by Thursday, May 25, 2000.

Major items that should be outlined in your proposal include the following:

1.   Proposed transaction structure

     -   Merger of equals
     -   Stock acquisition
     -   Asset purchase
     -   Other

2.   Anticipated financing sources needed to complete transaction

     -   Newly issued stock
     -   Available cash
     -   New debt
     -   Existing unused debt lines
     -   Other

3. Anticipated time necessary to complete due diligence and sign a definitive agreement

4. Any material conditions needed to complete the proposed transaction, including antcipated conditions to closing, which would be included in a definitive agreement

5.   Proposed transaction value

     -   Proposed value for Dynex's common stock
           - Form of consideration (cash, common stock, preferred stock, notes or other)
           -   If stock consideration, exchange ratio

     -   Proposed value for Dynex's preferred stock
           - Form of consideration (cash, common stock, preferred stock, notes or other)
           -   If stock consideration, exchange ratio

     -   Proposed treatment of Senior Unsecured Notes
           -   Keep outstanding or exchange for notes with identical terms
           -   Exchange for new notes with different terms
           -   Redeem at par
           -   Tender for notes at a discount to par
           -   Negotiate directly with note holders on restructure/workout

     - If you would like to submit a proposal based on a total value calculation without specifying different security value allocations, we are prepared to evaluate accordingly.

Proposals are to be submitted in the form of a letter of intent with an accompanying term sheet outlining specific terms anticipated in a definitive agreement. Please fax both documents to us at (212) 713-4205 no later than 5:00 pm ET on Thursday, May 25, 2000 or call me at (212) 713-2834 to inform us that you do not intend to continue participating in the process.

Thank you for your continued interest.

Sincerely,


/s/ Jonathan P. Dever
-----------------------
Jonathan P. Dever
Vice President




cc:
Thomas H. Potts
Stephen J. Benedetti

                       DRAFT TRANSACTION TERM SHEET
                       ----------------------------


SELLER: Dynex Capital, Inc. (the "Seller") is a corporation incorporated in the Commonwealth of Virginia in 1987, which operates as a real estate investment trust (REIT) for tax purposes

PURCHASER:              [insert buyer and buyer info] (the "Purchaser").

TRANSACTION:            The acquisition of the Seller by the Purchaser for
                        total consideration of $_______ million.

CONSIDERATION:
For Seller Common       $___ million of consideration in the form of [cash,
Shares:                 stock, notes or other]

For Seller Preferred    (1) Series A 9.75% Cumulative Convertible Preferred
Shares:                 Stock:  $___ million of consideration in the form
                        of [cash, stock, notes or other]
                        (2) Series B 9.55% Cumulative Convertible Preferred
                        Stock: $___ million of consideration in the form of [cash, stock, notes or other]
                        (3) Series C 9.73% Cumulative Convertible Preferred
                        Stock : $___ million of consideration in the form of [cash, stock, notes or other]

For Seller Senior       $__ million of consideration [redeemed for cash,
Unsecured Notes:        exchanged for newly issued notes with identical
                        terms, exchanged for newly issued notes with different terms or other]

MANAGEMENT              The Purchaser will [not] offer continued employment
PERSONNEL:              to selected members of the Seller's current
                        employees.

BOARD OF DIRECTORS:     The Purchaser will [not] offer continued board
                        representation to the Seller's current Board of Directors.

CONDITIONS FOR CLOSING  Closing of a transaction will be subject to the
A TRANSACTION:          following conditions:
                        (1a) obtaining all required consents and approvals
                             by relevant legal and regulatory authorities, if any; and
                        (2a) obtaining shareholder approval by both the
                             Purchaser and the Seller's respective
                             stockholders.

                        Closing of a transaction will not be subject to the following conditions:
                        (1a) completion of business, legal and accounting
                             due diligence (which will require _____ days to complete);
                        (2a) negotiation and execution of purchase
                             documents containing warranties, covenants, indemnities, and other terms and conditions; and
                        (3a) approval by the Purchaser's and the Seller's
                             respective Boards of Directors.
                        It being understood that conditions (1b)(2b) and
                        (3b) will be met prior to signing a definitive agreement between the Purchaser and the Seller.